FEDERATED SHORT-INTERMEDIATE DURATION MUNICIPAL TRUST

INTERMEDIATE MUNICIPAL TRUST

MONEY MARKET OBLIGATIONS TRUST

SUPPLEMENT TO PROXY STATEMENT DATED JANUARY 28, 2008

Please replace Page 8 with the information shown below.


NOMINEES, TRUSTEES AND OFFICERS
The following tables list information about the Nominees, current Trustees and the Trusts' Officers including their names, addresses, birth dates, present positions with each of the Trusts, if applicable, length of term in office, if applicable, principal occupations during the past five years, other directorships held by each Trustee or Nominee for Trustee, and aggregate compensation from each Trust.

Where required, the tables separately list Board members who are "interested persons" of the Fund (i.e., "Interested" Board members) and those who are not (i.e., "Independent" Board members).

As of December 31, 2007, the Federated Fund Complex consisted of 40 investment companies (comprising 148 portfolios). Unless otherwise noted, each Officer is elected annually. Unless otherwise noted, each Board member oversees all portfolios in the Federated Fund Complex and serves for an indefinite term.

INTERESTED NOMINEE STANDING FOR ELECTION

NAME,        POSITION(S)  NUMBER OF   PRINCIPAL OCCUPATIONS FOR PAST FIVE YEARS,
ADDRESS &    HELD WITH    PORTFOLIOS  OTHER DIRECTORSHIPS HELD AND PREVIOUS POSITIONS
DATE OF      TRUST        IN THE
BIRTH                     TRUST** TO
                          BE OVERSEEN
                          BY TRUSTEE
J.           Trustee      FSIDMT- 1   PRINCIPAL OCCUPATIONS: Principal Executive Officer and President of the Federated Fund
CHRISTOPHER  standing for             Complex; Director or Trustee of some of the Funds in the Federated Fund Complex; President,
DONAHUE*     election     IMT- 1      Chief Executive Officer and Director, Federated Investors, Inc.; Chairman and Trustee,
Federated                             Federated Investment Management Company; Trustee, Federated Investment Counseling; Chairman
Investors                 MMOT- 40    and Director, Federated Global Investment Management Corp.; Chairman, Federated Equity
Tower                                 Management Company of Pennsylvania and Passport Research, Ltd. (Investment advisory subsidiary
1001 Liberty                          of Federated); Trustee, Federated Shareholder Services Company; Director, Federated Services
Avenue                                Company.
Pittsburgh,
PA                                    PREVIOUS POSITIONS: President, Federated Investment Counseling; President and Chief Executive
Birth Date:                           Officer, Federated Investment Management Company, Federated Global Investment Management Corp.
April 11,                             and Passport Research, Ltd.
1949
Began
serving:
October 1999

* J. Christopher Donahue is "interested" due to his beneficial ownership of shares of Federated Investors, Inc. and the positions he holds with Federated and its subsidiaries.
** Federated Short-Intermediate Duration Municipal Trust (FSIDMT), Intermediate Municipal Trust (IMT) and Money Market Obligations Trust (MMOT).


If you have any questions, please feel free to call a Federated Client Service Representative at
1-800-341-7400.



                                                                February 8, 2008


38113 (2/08)